Exhibit 21.1

SUBSIDIARIES OF KNIFE RIVER HOLDING COMPANY

The following entities are expected to be subsidiaries of Knife River Holding Company upon completion of the distribution described in the information statement:

Subsidiaries	State of Incorporation
Knife River Corporation	Delaware
Alaska Basic Industries, Inc.	Alaska
Ames Sand & Gravel, Inc.	North Dakota
Anchorage Sand and Gravel Company, Inc.	Alaska
ARC Fabricators, L.L.C.	South Dakota
Baldwin Contracting Company, Inc.	California
Central Oregon Redi-Mix, LLC	Oregon
Concrete, Inc.	California
Connolly-Pacific Co.	California
D S S Company	California
E & ER Company	South Dakota
Ellis & Eastern Company	South Dakota
Fairbanks Materials, Inc.	Alaska
Granite City Ready Mix, Inc.	Minnesota
Hawaiian Cement	Hawaii
Jebro Incorporated	Iowa
JTL Group, Inc. (Montana corporation)	Montana
JTL Group, Inc. (Wyoming corporation)	Wyoming
Kent’s Oil Service	California
Knife River Corporation - Mountain West	Delaware
Knife River Corporation – North Central	Minnesota
Knife River Corporation – Northwest	Oregon
Knife River Corporation – South	Texas
Knife River Dakota, Inc.	Delaware
Knife River Hawaii, Inc.	Delaware
Knife River Marine, Inc.	Delaware
Knife River Midwest, LLC	Delaware
KRC Holdings, Inc.	Delaware
LTM, Incorporated	Oregon
Northstar Materials, Inc.	Minnesota
Rail to Road, Inc.	South Dakota
Sweetman Const. Co.	South Dakota
WHC, Ltd.	Hawaii